Exhibit 5.1

[Letterhead of Willkie Farr & Gallagher LLP]

January 5, 2007

Level 3 Communications, Inc.

1025 Eldorado Boulevard

Broomfield, Colorado 80021

Broadwing Corporation

1122 Capital of Texas Highway

Austin, Texas 78746

Re: Form S-3

Ladies and Gentlemen:

We have acted as counsel for Level 3 Communications, Inc., a Delaware corporation (“Parent”), Broadwing Corporation, a Delaware corporation (“Broadwing”), Dorsal Networks, LLC, a Delaware limited liability company, United Cable Holdings, LLC, a Delaware limited liability company, Corvis Operations, Inc., a Delaware corporation, Corvis Equipment, LLC, a Delaware limited liability company, Corvis Government Solutions, Inc., a Delaware corporation, CIII Communications, Inc., a Delaware corporation, Broadwing Communications, LLC, a Delaware limited liability company, Broadwing Communications Real Estate Services, LLC, a Delaware limited liability company, Broadwing Communications Canada, LLC, a Delaware limited liability company, Broadwing Communications Holdings, Inc., a Delaware corporation, Broadwing Communications Corporation, a Delaware corporation, and Broadwing Financial Services, Inc., a Delaware corporation (collectively the “Guarantors,” and together with Parent and Broadwing, the “Registrants”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Registrants on January 5, 2007 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of (i) the 3.125% Convertible Senior Debentures due 2026 of Broadwing (the “Debentures”) which are guaranteed by Parent and each of the Guarantors (the “Guarantees”) and (ii) the shares (the “Shares”) of common stock, par value $0.01 per share, of Parent (“Common Stock”) issuable upon the conversion of the Debentures. The Debentures were issued pursuant to an Indenture (the “Original Indenture”), dated as of May 16, 2006, by and among Broadwing, the Guarantors and The Bank of New York Trust Company, National Association (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of January 3, 2007 (the “First Supplemental Indenture”), by and among Broadwing, the Guarantors, Parent and the Trustee and the Second Supplemental Indenture, dated as of January 3, 2007 (the “Second Supplemental Indenture”), by and among Broadwing, the Guarantors, Parent, Level 3 Colorado, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and the Trustee (as amended, the “Indenture”). The Debentures

Level 3 Communications, Inc.

January 5, 2007

and Shares are to be offered and sold by certain selling shareholders from time to time as set forth in the Registration Statement, and any amendments or supplements thereto.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the restated certificate of incorporation and by-laws of the Registrants, the Registration Statement, the Debentures, the form of certificate evidencing the Shares, the Indenture and such other corporate records, instruments, documents and certificates of public officials and certificates of officers of the Registrants as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In all such examinations we have assumed the genuineness of all signatures on original or certified or otherwise identified documents and the conformity to original or certified or otherwise identified documents of all copies submitted to us as conformed or photostatic copies. As to questions of fact material to such opinions, we have relied without independent investigation upon representations set forth in the Debentures, certificates of officers of the Registrants and certificates of public officials. We have assumed the accuracy of all factual matters contained therein and have made no independent investigation or other effort to confirm the accuracy of such factual matters.

On the basis of the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

(i)	The Debentures and the Guarantees have been duly issued and constitute valid and biding obligations of the Broadwing, Parent and the Guarantors, as applicable, enforceable against the Broadwing, Parent and the Guarantors, as applicable, in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and

(ii)	The Shares issuable upon conversion of the Debentures have been duly and validly authorized, and, when issued and delivered upon conversion of the Debentures, will be fully paid and nonassessable.

This opinion is being rendered solely in connection with the registration of the Debentures and the Shares pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” in the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

This opinion is limited to the laws of the State of New York and the Delaware General Corporation Law, which includes the statutory provisions, applicable provisions of the Delaware constitution and reported judicial decisions interpreting such provisions.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP